As filed with the Securities and Exchange Commission on June 28, 2011
Registration Statement No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUGME TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		20-0122076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

43 West 24th Street, 11th Floor
New York, New York 10010
(855) 423-5433
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul R. Arena
Chief Executive Officer
Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, New York
(855) 423-5433
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Peter Hogan, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ¨

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ¨

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ¨	Accelerated filer x

Non-accelerated filer ¨	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock Preferred Stock Warrants to Purchase Common Stock TOTAL			$75,000,000	$8,707.50
(1) Pursuant to Form S-3 General Instruction II.D, the amount registered by class does not need to be specified.
(2) An unspecified number of the securities of each identified class of securities are being registered for possible issuance from time to time at indeterminate prices.  Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated _______________, 2011

Prospectus

Common Stock
Preferred Stock
Warrants to Purchase Common Stock

We may offer and sell the securities listed above from time to time in one or more offerings.  This prospectus provides you with a general description of our common stock and warrants to purchase our common stock.

Each time we sell our securities we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities.  The supplement may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers.  If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  We provide more information about how we may sell our securities in the section titled “Plan of Distribution” on page 11.  No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on the OTC Bulletin Board under the symbol “AUGT.”  On June 27, 2011, the price per share of our common stock was $2.90.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING AT PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information.  This prospectus may be used only where it is legal to sell these securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus carefully.

The date of this prospectus is ___________, 2011

Table of Contents

Summary of our Business	2
Risk Factors	9
Forward-Looking Statements	9
Use of Proceeds	9
Dilution	9
Description of Securities to be Registered	10
Plan of Distribution	11
Legal Matters	12
Experts	13
Where You Can Find More Information	13
Incorporation of Certain Information by Reference	13

SUMMARY OF OUR BUSINESS

This summary highlights material information contained elsewhere in this prospectus or in documents incorporated herein by reference.  You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before making an investment decision.  Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Augme” and “the Company” refer to Augme Technologies, Inc.

Our Business

Overview

We are a leader in mobile marketing technology and services that enable brands, advertising agencies, and media companies to seamlessly integrate promotions, video and other digital content through the Internet and mobile devices.  Our platform allows our customers to use mobile media to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices.  Campaigns built on our software platform provides optimized marketing messages to the consumer by delivering personalized brand experience to customers where they work, play and live.

Augme’s AD LIFE™ platform provides the foundation to deliver all functions of mobile execution; while interconnecting with core enterprise systems for delivering content, managing consumer and shopper communications, delivering mobile advertising, marketing and commerce tactics. AD LIFE™ is core to measuring and refining what will quickly become millions of data points across multiple channels. AD LIFE™ is founded on an Application Programming Interface, (“API”) first architecture and designed to be a part of the digital infrastructure within any enterprise.  AD LIFE™ is powerful.  It is the key to delivering successful consumer experiences on a mobile device, but more importantly, a central mechanism to aggregate and understand consumer behaviors across many touch points with the purpose of customizing contextual consumer and shopper experiences. AD LIFE™ powers a future in which a consumer who interacts with their mobile device is immediately identified, segmented and delivered content that is personalized. While companies must set near term goals for mobile, we believe the choice of technology must be thought with the future in mind. Faster than most perceive, mobile technologies will evolve and companies must evolve as quickly without the cost of rebuilding. While a 2D code is the present, image recognition and augmented reality are not far away. Today coupon redemption is reliant on loyalty card triggers, inadequate scanning and printing at retail locations; not far away Near Field Communications, (“NFC”) will dominate the way your consumers transact with their device for coupons and payments. AD LIFE™ is built for scale and will guide for enterprise through the changing landscape and is expected to ensure relevancy in the mobile market.

AD LIFE™ Mobile Marketing Platform Features Include:

•	Appliance SaaS and Managed Service Models
•	API Architected
•	Patented Device Detection & Content Rendering
•	mConsumer & mHealth Solutions
•	Mobile Web
•	Mobile Apps
•	Tracking & Analytics - Access to 120 Million Consumer Records
•	Mobile Social Media Integration
•	National Mobile Couponing/Co-Pay Solutions
•	Mobile Rebate Solutions
•	Location Aware Solution
•	Mobile Sweepstakes & Sampling
•	CRM Integration
•	Mobile Media Planning
•	HIPAA Compliant Mobile Health Solutions

We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry. Our platform enables brands, advertising agencies and media companies to plan, execute, monitor and measure mobile marketing and advertising campaigns in real time throughout the campaign lifecycle. We generate revenue from our software as a service (“SaaS”) model, from licensing our software to customers and from providing managed services to customers.  We also generate revenue through fee and consulting arrangements for website mobilization and expect to generate revenue through licensing our technology to companies in the future.

We have invested a significant amount of resources in our intellectual property (“IP”) portfolio.  The Company owns four patents and currently has two additional patents pending with the United States Patent & Trademark Office ("USPTO"). The patents contain a broad range of claims covering the Company's proprietary technologies and products. We have retained Goodwin Proctor, an internationally recognized law firm, and ipCapital the leading intellectual property ("IP") strategy consulting firm, to support the strategic expansion and monetization of its IP portfolio.

We currently employ 55 people including an internal direct sales team of twelve full time employees. In addition, we also maintain an indirect sales network of approximately 500 people through channel partnerships with Graphic Packaging, News Corp’s News America Marketing, Inmar and a number of agencies such as Omnicom. We have an expanding marquee customer base including a growing list of approximately two dozen Fortune 500 and Global Fortune 500 companies in the Healthcare, Pharmaceutical and Consumer Package Goods industries, among others.  We were formerly known as Modavox, Inc. and changed our name to Augme Technologies, Inc. in February 2010. Augme Technologies was founded in 1999 and is based in New York, New York.

Our Solution

AD LIFE™ is our software platform that provides brands, advertising agencies and ERP companies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers through traditional print advertising channels.   We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry and enables brands, advertising agencies, and media companies to easily create, deliver, manage, and track mobile execution through a comprehensive web portal.

Our patents allow us to provide our clients a full suite of mobile marketing services, thus providing an end-to-end mobile campaign management software system.  Our AD LIFE™ platform delivers the following benefits to our customers:

•	Device recognition technology formats traditional digital assets into content that can be viewed on virtually any mobile device regardless of operating system or network provider;

•
Our open architecture offers the widest variety of Consumer Response Tags (“CRTs”) in the market today, including SMS, 2D codes, Logo, and Audio recognition, these CRTs allow consumers to use their mobile devices to easily and instantly access on-demand digital content;

•
Ability to measure campaign effectiveness using data analysis gathered and processed using proprietary techniques, these key metrics and results of client campaigns including demographic and behavioral data;

•	Ease of implementation and integration with brands’ existing ERP and CRM systems provides the ability to optimize campaigns and fulfillment;

•	Our software platform enables our customers to implement mobile campaigns in a short time frame, typically 10-20 days, and is significantly more cost effective than sourcing technology;

Our Strategy

Our strategy is to be the leading provider of mobile marketing.  The principal elements of our strategy are to:

•	Capitalize upon our existing patented technology to further develop new product innovations and licensing opportunities, fully leveraging the value of our technology and patent portfolio;

•	Invest in our platform to address changes in our end markets and technology;

•	Further penetrate brands within our existing customer base and add new strategic relationships with brands and advertising agencies;

•	Grow our revenue and focus on achieving profitability;

•	Continue to pursue strategic acquisitions that will increase our market share, technology leadership or our expanding geographic footprint;

•	Monetize the value of our intellectual property through patent enforcement, licensing and collaboration efforts.

Augme Technologies, Inc.  Intellectual Property Overview:

The Augme Technologies, Inc., (“Augme”) patented technology is believed to be foundational (October 1999 priority date) to targeted Internet functions, such as advertising, broadcasting and content delivery. The patents cover breakthrough technology invented early in the mass consumer Internet age, placing its invention ahead of the inception of growth companies being developed in the Internet and mobile marketing space. The patents teach of a code module system, designed to automatically assemble content delivery on backend server systems allowing Website publishers using the Augme method to target content to end-users’ preferences, networks, devices, and installed Internet capabilities from any Website destination.  The Patents remain open for additional divisional and continuation-in-part filings with three continuations in various stages of approval. Augme has filed another family of patent pending inventions in 2011 US patent application No. #61493223 “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics”.  The new Augme invention solves mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.

Further, patent acquisitions are being assessed by Augme management and a comprehensive portfolio growth strategy is being executed within the context of Augme’s overall intellectual property strategy.

Augme Patent Portfolio

Augme patent claims include indispensable distribution and delivery aspects of Behavioral Targeting advertisements and content delivery over the Internet and related networks and processor platforms. Behavioral Targeting, as performed today, is simply not possible without employing Augme IP.

Behavioral Targeting

Behavioral Targeting is a technique that utilizes software and hardware methods to serve advertisements to specific Internet viewers, segmenting the target audience based upon observed content and measured data. This is a data driven process and the quantity of data is important in obtaining accurate information about the viewer so that appropriate advertising can be delivered in real time.

Behavioral Targeting holds significant underlying value through many key benefits, including:

•	Advertising campaigns are more likely to favorably influence targeted audiences than the general public.
•	Publishers generate additional revenue from previously unsold advertising inventory.
•	The process of targeting provides companies with invaluable end-user and consumer data.
•	Online video advertising will be firmly established by 2012, creating a new supply of interactive targeted content.

Behavioral Targeting has the potential to become the most valuable and most often utilized form of advertising to all Internet-enabled devices. According to eMarketer, the Behavioral Targeting market in the US was approximately $775 million in 2008. It is projected to exceed $4 billion by 2012, at which time it will still only represent approximately 9% of the total online advertising market, leaving plenty of room for growth in the next decade.

Augme IP Users/Beneficiaries:

•	Content Publishers get targeted audiences, expanding the time spent on a given Publisher’s site.

•	Internet Service Providers (ISP’s) gain system efficiencies by delivering specific content/ads, reducing the bandwidth requirements when providing data to end users using a shotgun approach.

•	Advertisers receive higher conversion rates because of the targeted nature of their ads.

•	E-Commerce providers are able to deliver targeted product promotions, increasing their conversion metrics.

•	Internet Broadcasters are able to deliver targeted programming, which should increase the average viewing/listening time by end-users.

When applying the same Behavioral Targeting tactics to the explosive mobile market, these and other beneficiaries gain even greater value by expanding their reach to meet the rapidly growing demands of the Mobile Consumer.

The Augme patents are effectively the gate keeper for the delivery of Behavioral Targeted advertising and content distribution to any Internet-enabled device. Given the broad range of the patents and their foundational status to achieve Behavioral Targeting, the ‘Qualcom model’ of licensing – in conjunction with aggressive development and commercialization of marketing driven technologies that utilize the IP – present the optimal strategy for fully leveraging the value of this Patent Portfolio.

Device Detection and Content Rendering

Augme provides its clients with software that becomes embedded within the client’s existing website, such that when a mobile device attempts to access the site, the device is redirected to Augme’s AD LIFE™ platform.  AD LIFE™ utilizes its patented device detection software to seek out all of the currently connected device’s capabilities, including everything from how large the screen is all the way down to whether or not this device is capable of displaying PDF files.  Armed with this detailed information about device capabilities, AD LIFE™ then utilizes its patented content rendering engine to generate an experience, based on a template, that is custom tailored for the specific device and its capabilities.

Intellectual Property Summary

Augme’s patent portfolio described below is foundational to the methods utilized in two primary types of Mobile Internet operations providing:

1. Device detection and mobile content rendering
2. Customized content & mobile advertising delivery

Central to the growth being experienced and projected within Augme’s marketing technology businesses is the fact that the Internet enabled “Smartphone”  has become a leading driver of growth in Internet traffic and utilization by consumers. Due to that explosive growth, publishers are refocusing to reach consumers through mobile websites and initiatives. One example of the effect of adding computers to cellular phones is the phenomenal growth of Apple’s mobile software applications market in addition to those “application” communities that have been cultivated by Google with its Android, Blackberry, and Microsoft as well as others. This market has been brought about by the presence of the foundational mobile broadband Internet infrastructure and mobile device advancements. In fact, the cellular phone has been augmented with mobile computers complete with processors, Internet browsers, operating systems and software applications. Augme’s products provide real time mobile customized content delivery, enabling richer and more functional content for end users. The additional claims of those patents issued in 2010 and the investment in our enforcement efforts during 2010 have set the stage for both our 2011 Enterprise Software as a Service (SaaS) licensing strategy and non-litigation license enforcement strategy.  The hyper-growth in the mobile marketing space, the rapid consumer adoption of “Smartphone,” continued focus on intellectual property expansion, and IP enforcement are 2011 initiatives already underway.

We believe that growth in the mobile Internet market space may enhance our patent enforcement initiative. The market space has contributed to the creation of an emerging group of companies that have developed revenue streams that are dependent on technology that we believe is infringing on Augme’s patents. Augme’s inventions have solved device, infrastructure and customized content distribution problems that have faced Internet publishers since 1999. Now in 2011, well within the coverage of the patent protection, the identical problems are repeating in the mobile Internet and we believe that Augme’s inventions again present the solution for mobile Internet publishers and service providers. We believe that the growing number of market entries by highly capitalized companies and the highly sought after massive consumer audience emerging on the mobile Internet makes it likely that infringement of our patents is occurring. Companies that implement and monetize their solutions may have developed revenue streams subject to licensing and infringement damages by Augme.

The establishment of “Smartphones,” tablets, and mobile devices as the leading growth driver of Internet utilization by consumers has given rise to mobile Internet web pages that we believe have embedded Augme’s patented system. Augme’s system is used to achieve compatible content delivery to a wide array of mobile devices over mobile Internet networks as well as consumer targeted content delivery. In order to accommodate the various screen sizes, operating systems and Internet connectivity levels of mobile users, we believe a solution for publishers is to use Augme’s invention by embedding a small universally compatible first code module into the mobile webpage. The subsequent method patented by Augme allows for a customized service response targeted to an individual mobile user device, mobile Internet network environment, and preferences. We believe that Augme’s system is the state-of-art solution for both the mobile and Internet publishers.

Augme's solutions are supported by its intellectual property portfolio; the Company owns four patents and has additional patents pending with the United States Patent & Trademark Office ("USPTO"). The patents contain a broad range of claims covering the Company's proprietary technologies and products. Augme also owns six trademarks protecting the names of its products and identity in the marketplace.

Augme owns the “Method and System for Adding Function to a Webpage” portfolio of patents.  The Augme patents teach technical methods/systems enabling the dynamic customization of Web pages based upon user (Web site visitor) information (such as browser type, geographic location, behavioral data, etc.).  US Patent No. 6,594,691 (the “’691 Patent”) was issued on July 15, 2003, and is titled “Method and System for Adding Function to a Webpage.”  US. Patent No. 7,269,636 (the “’636 Patent”) was issued on September 11, 2007, and is titled “Method and Code Module for Adding Function to a Webpage.” The ‘636 Patent is a continuation patent based on the ‘691 Patent and incorporates claims that reflect how concepts from the ‘691 Patent are implemented in state-of-the-art delivery infrastructure and delivery practices seen in the marketplace today. US Patent No. 7,783,721 entitled "Method and Code Module for Adding Function to a Webpage” was issued August 24, 2010. The software device that is patented enables Internet and mobile websites to be delivered with customized content that is tailored to any end-user’s network-enabled device.  The customization being performed by the software device is achieved by automatically gathering information about the user’s device, browser and other information provided from the content of the Web page containing the patented technology.

US Patent No. 7,831,690 (the “’690 Patent”) entitled "Appliance Metaphor for adding Media Function to a Web Page” was issued November 9, 2010.  This technology enables content targeting by publishers of Internet and mobile web destinations and adds content customization capability to a web page that allows any device, network appliance, or browser to receive an optimized service response automatically with a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page.

The claims of the ‘690 patent define Augme's technology that enables content targeting by publishers of Internet and mobile web destinations. The newly issued patent claims provide ownership of: technology that adds content customization capability to a web page; technology that allows any device, network appliance, or browser to receive an optimized service response automatically; and a service delivery of a consumer targeted response formed by a server system and customized in response to information about a web page. We intend to continue our efforts to monetize and enforce our intellectual property rights.

The Company believes that the issuances of these patents further establish Augme as the owner of foundational Internet content targeting technology. We believe these issuances provide further validation of our Company’s core technology and increase our patent claims in key new areas for our business operations and enforcement strategy. These new patents are being further assessed and maximized to contribute to the overall valuation of the Augme portfolio. Augme has focused on growing its intellectual property portfolio and managed in 2010 to double the size of our patent portfolio through a direct and measured effort. These new patented claims provide ownership of our technology inventions within the mobile network and Internet appliance applications.

The Augme patents teach a two-code-module system that enables any networked content to be customized based on end-user criteria. The Augme patents thus enable a single Webpage (traditional Internet and mobile Web) to have an infinite number of tailored service responses that allow Webpage visitors to receive content that is customized to the user’s unique computing environment, connectivity, bandwidth level, geographic location, gender, age, or any other information about the Web page visitor (targeting criteria) such as behavioral marketing data.  Augme’s two-code-module Web page customization process has widespread application in the fields of targeted advertising, e-commerce, mobile marketing/advertising and other customized content delivery operations.

Augme’s patented methods and systems use Web browsers that adhere to the standards for Hypertext Transfer Protocol (HTTP) and add function to a Web page through an easily distributed software code module.  The method and system deliver responses to client (computer user) browser requests that are customized based upon visitor information and preferences.  When a Webpage is downloaded, the technology automatically executes a first code module embedded in the Webpage.  The first code module issues a first command to retrieve a second code module, via a network connection, from a server system.  Then, a second code module is assembled based upon the visitor information.  Finally, the assembled second code module, with a service response, is returned to the visitor’s browser, where, upon execution, the response is rendered on the visitor’s processor platform (computer).

Augme’s patents have been cited on at least six occasions in third party filings with the U.S. Patent Office, including by Oracle, IBM, Sun Micro Systems and Hewlett Packard, in support of their own invention filings.

Augme believes that the methods and systems taught by its patents are being widely used in various Internet-based (including the mobile Web) industries and business verticals, including but not limited to “behavioral targeted advertising.”

According to Forrester Research, August 2010, mobile marketing is projected to be the fastest growing sector in the United States Interactive Marketing Spend, 2009 to 2014, growing from $391 million to $1.27 billion or a 27% compound annual growth rate, (“CAGR”).  Behavioral targeted advertising or “Display Advertising” is expected to grow from $7.82 billion in 2009 to $16.9 billion in 2014, a 17% CAGR. US Interactive Marketing Spend, 2009 to 2014 as a whole is expected to more than double from $25.57 billion in 2009 to $54.95 billion in 2014.

Augme Technologies’ patent pending “Method and System for Generation of Anonymous Profiles from a Tri-Level Mapping of Mobile Network Marketing Econometrics” solves critical mobile marketing consumer privacy issues by protecting users’ identities and movements through a mobile network. The invention also allows for brand centric rich media and mobile marketing engagements to be tracked and presented in way that provides data in three layers of utility within the areas of retail, product and consumer engagement.  The data interface, resulting from this technology allows brands to manage mobile marketing technology in way that increases the knowledgebase and strategic information mapping anonymous consumer behavior and data.

Augme is engaged in several legal disputes with companies that Augme alleges are infringing the Augme patent portfolio.

It is believed that Augme’s patents are an integral and foundational component of Augme’s technology platforms and services as well as providing potential for attractive partnership opportunities with third parties who have been identified to license the technology within prescribed market verticals.  As Augme works to attain legal victories in currently pending patent infringement lawsuits, it is also pursuing certain strategic licensing arrangements with companies that Augme has identified as using Augme’s patented methods and processes.  In addition, Augme is obtaining organic licenses through Augme’s clients’ use of Augme’s core technology platforms.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks.  Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”), which are incorporated herein by reference.  Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  For more information, see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information we incorporate by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements.  Such statements are based on management’s beliefs and assumptions and on information currently available to our management.  You can identify most forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including but not limited to, general economic, business and financing conditions, labor relations, governmental action relating to regulation of the Internet, competitor pricing activity, expense volatility, the speed at which we are growing and other risks described under the heading “Risk Factors” in any accompanying prospectus supplement, and in our most recent annual report filed with the Securities and Exchange Commission and in other documents incorporated herein by reference, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of the relevant document.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including, acquisitions, capital expenditures and working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Description of Capital Stock

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.0001 par value per share.

As of June 27, 2011, we had:

•	69,838,604 shares of common stock outstanding;

•
granted 13,703,533 options to purchase common shares and an aggregate of 3,609,359 shares of our common stock reserved for issuance pursuant to future grants under the Augme Technologies, Inc. 2010 Incentive Stock Option Plan; and

•	10,498,669 shares of common stock underlying the exercise of warrants.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefor.  Currently, we have issued no shares of preferred stock.

Liquidation

In the event of the liquidation, dissolution or winding up of our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Our common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Warrants to Purchase Common Stock

We may issue warrants for the purchase of our common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants will be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time by one or more of the following methods, without limitation:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We may offer securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate.  If underwriters are used for the sale of securities, the securities will be acquired by the underwriters for their own account.  The underwriters may resell the securities in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale.  In connection with any such underwritten sale of securities, underwriters may receive compensation from us in the form of discounts, concessions or commissions.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Such compensation may be in excess of customary discounts, concessions or commissions.

If we use an underwriter or underwriters in the sale of particular securities, we will execute an underwriting agreement with those underwriters at the time of sale of those securities.  To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities.  Unless otherwise indicated in the prospectus supplement relating to a particular offering of securities, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.  The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate.  Broker-dealers may receive discounts, concessions or commissions from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Such compensation may be in excess of customary discounts, concessions or commissions.  If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

We may also sell securities from time to time through agents.  We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required.  These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

We may sell securities directly to purchasers.  In this case, we and they may not engage underwriters or agents in the offer and sale of such shares.

We may enter agreements under which underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities.  These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.  If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities.  In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Richardson & Patel LLP.

EXPERTS

The financial statements of Augme Technologies, Inc. appearing in its Annual Report on Form 10-K for the year ended February 28, 2011 have been audited by Freedman & Goldberg, CPA’s P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  The financial statements are incorporated herein by reference in reliance upon such report given on the authority of Freedman & Goldberg, CPA’s P.C. as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements and other information we file at the Security and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.  You may also access certain filed documents at the SEC’s web site at www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act.  Pursuant to the Securities and Exchange Commission’s rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement, including exhibits, from the Securities and Exchange Commission in the manner described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat this information in this prospectus.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.  We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2011, filed on May 16, 2011;

•	our Current Reports on Form 8-K filed on May 18, 2011 (as amended on May 19, 2011);

•
the description of our common stock contained in our registration statement on Form S-1/A filed with the Securities and Exchange Commission on May 18, 2011, including any amendments or reports filed for the purpose of updating the description.

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below.

Augme Technologies, Inc.
43 West 24th Street, 11th Floor
New York, New York 10010
(855) 423-5433
Attn.: Corporate Secretary

Part II

Item 14. Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

Amount*
SEC registration fee	$8,707.50
Printing fees	$500.00
Legal fees	$15,000.00
Accounting fees and expenses	$5,000.00
Blue Sky Filing Fees	$1,000.00
Transfer Agent Fees	$1,000.00
Miscellaneous	$500.00
Total	$31,707.50

*With the exception of the filing fee, all fees are estimated.

Item 15. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions.  Section 145 of the General Corporation Law of Delaware provides that Delaware corporations are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Pursuant to Article Eight of our Certificate of Incorporation (“Article Eight”), we are authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to us, our stockholders and others.

Article Eight also states that our directors shall not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty as a director, except of any matter in respect of which such director shall be liable under Section 174 of the GCL or shall be liable because the director (1) shall have breached his duty of loyalty to us or our stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit.  Article Eight further states that the liability of our directors shall be eliminated or limited to the fullext extent permitted by the GCL, as amended.

Under Article Eight and Article 6 of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), shall be indemnified and held harmless by us and we are required to advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL.  These rights are not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Item 16. Exhibits.

Number	Description

2.1	Plan of Merger and Stock Purchase Agreement dated January 16, 2009 by and among the registrant, New Aug, LLC and Newco (1)
5.1	Opinion Regarding Legality*
10.4	Second Amendment to Employment Agreement of Paul Arena dated June 27, 2011*
23.1	Consent of MaloneBailey, LLP *
23.2	Consent of Freedman & Goldberg, P.C. *
23.3	Consent of Richardson & Patel LLP (See Exhibit 5.1)*

*Filed herewith.
(1) Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2009.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

3.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
If the registrant is relying on Rule 430B (0230.430B of this chapter):

A.           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

4.           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 28, 2011.

AUGME TECHNOLOGIES, INC.

By: /s/ Paul R. Arena
Paul R. Arena, Chief Executive Officer and
Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: June 28, 2011	/s/ Paul R. Arena
Paul R. Arena, Chief Executive Officer,
Principal Financial Officer, Principal Accounting Officer and Director

Dated: June 28, 2011	/s/ Shelly J. Meyes
Shelly J. Meyers, Director

Dated: June 28, 2011	/s/ John M. Devlin
John M. Devlin, Director

Dated: June 28, 2011	/s/ Jim G. Crawford
Jim G. Crawford, Director

Dated: June 28, 2011	/s/ Todd E. Wilson
Todd E. Wilson, Director

Dated: June 28, 2011	/s/ David W. Reese
David W. Reese, Director

Dated: June 28, 2011	/s/ Donald E. Stout
Donald E. Stout, Director